Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Energy Transfer LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Units representing limited partner interests	Other	233,310,184(1)	N/A	$3,274,232,297.70(2)	0.00011020	$360,820.40

Fees to Be Paid	Equity	Series I Preferred Units	Other	71,257,445(3)	N/A	$674,095,429.70 (4)	0.00011020	$74,285.32

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—		—	—	—	—	—

	Total Offering Amounts					$3,948,327,727.40		$435,105.72

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$435,105.72

(1)

Represents the estimated maximum number of common units representing limited partner interests (“ET common units”) of Energy Transfer LP (“ET”) to be issued upon the completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of August 16, 2023, by and among ET, Crestwood Equity Partners LP (“Crestwood”), Pachyderm Merger Sub LLC and, solely for the purposes of Sections 2.1(a), 2.1(b), 2.1(c) and 5.21 thereof, LE GP, LLC (as may be amended, the “merger agreement” and such transactions contemplated thereby, the “merger”) and is based upon the product of (a) an exchange ratio in the merger agreement of 2.07 ET common units for each common unit representing limited partnership interests of Crestwood (“Crestwood common units”) multiplied by (b) 112,710,234 Crestwood common units, which is the sum of (i) 103,355,684 Crestwood common units outstanding as of September 8, 2023, (ii) 7,125,745 Crestwood common units issuable upon the conversion of preferred units representing limited partner interests in Crestwood (“Crestwood preferred units”) outstanding as of September 8, 2023, which assumes the conversion of all outstanding Crestwood preferred units into Crestwood common units in accordance with the Sixth Amended and Restated Agreement of Limited Partnership of Crestwood, dated as of August 20, 2021, (iii) 1,751,607 Crestwood common units underlying outstanding restricted units of Crestwood and (iv) 477,198 Crestwood common units underlying outstanding and vested performance units of Crestwood granted prior to January 1, 2023, estimated solely for the purpose of calculating the registration fee.

(2)

Pursuant to Rule 457(c) and 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product of $29.05, the average high and low prices of the Crestwood common units, as reported on the New York Stock Exchange (“NYSE”) on September 8, 2023, and (b) 112,710,234, the estimated maximum number of Crestwood common units that may be converted into the securities being registered.

(3)

Represents the estimated maximum number of preferred units representing limited partner interests of ET (“new ET preferred units”) to be issued upon the completion of the merger and is based upon the product of (a) an exchange ratio of 1.00 new ET preferred unit for each Crestwood preferred unit multiplied by (b) 71,257,445 Crestwood preferred units outstanding as of September 8, 2023, which assumes that no holder of Crestwood preferred units elects to convert such holder’s Crestwood preferred units into Crestwood common units or redeems such holder’s Crestwood preferred units for cash in connection with the merger.

(4)

Pursuant to Rules 457(c) and 457(f)(1) of the Securities Act and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is equal to the product of $9.46, the average high and low prices of the Crestwood preferred units, as reported on the NYSE on September 8, 2023, and (b) 71,257,445, the estimated maximum number of Crestwood preferred units that may be converted into the securities being registered.